Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS RECORD FOURTH QUARTER 2009 NET INCOME:

•
Income from continuing operations for the fourth quarter, excluding restructuring charges and acquisition-related expenses, was $15.8 million (non-GAAP), a 52.9 percent increase from fourth quarter 2008 of $10.3 million

•
Income from continuing operations, excluding restructuring charges and acquisition-related expenses, on a per diluted share basis was $0.41 (non-GAAP) for the quarter, as compared to $0.37 per diluted share in the fourth quarter of 2008

•
Full year 2009 income from continuing operations, excluding restructuring charges and acquisition-related expenses, was $38.9 million, or $1.04 per diluted share (non-GAAP), versus $24.1 million, or $0.86 per diluted share, for the full year of 2008

•
Fourth quarter pre-tax charges of $5.5 million ($4.0 million after-tax, or $0.10 per diluted share) were recorded related to previously announced reorganization of European operation, along with costs related to the closure of Corrpro Companies’ paint team operation and transaction costs associated with recent acquisitions

•	Total contract backlog remained near historical high at $463.4 million relating to strong backlog in North American Sewer Rehabilitation and fourth quarter 2009 growth in Energy and Mining

•	2010 expected to be strongest in history of Insituform, on continued momentum in every business unit. 2010 earnings per diluted share expected to be in range of $1.45 and $1.55

Chesterfield, MO – February 25, 2010 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported fourth quarter income from continuing operations, excluding restructuring charges and acquisition-related expenses, of $15.8 million ($0.41 per diluted share) (non-GAAP), representing a 52.9 percent increase from the fourth quarter of 2008, when income from continuing operations was $10.3 million ($0.37 per diluted share).

The fourth quarter 2009 results were impacted by restructuring charges and acquisition-related expenses of $5.5 million ($4.0 million after-tax, or $.10 per diluted share), approximately $4.6 million of which was related to the recently announced reorganization of our European Sewer Rehabilitation operation.  The restructuring charge was comprised of severance, lease termination, asset impairment and legal costs associated with exiting low-return geographies, combining operations and realigning responsibilities and functions in our European headquarters office.  We anticipate annualized cost savings of approximately $3.2 million as a result of this reorganization.  In addition, during the fourth quarter, we made the decision to close the Corrpro Companies, Inc. (“Corrpro”) paint team operation, which painted U.S Navy ships.  This operation was non-core to Corrpro’s other operations.  The amount of the pre-tax closure charge was approximately $0.7 million and primarily consisted of severance and asset impairment costs.  Approximately $0.3 million in transaction expenses was incurred during the fourth quarter in connection with our acquisition of a 51 percent interest in Bayou Perma-Pipe Canada, Ltd. and its acquisition of certain pipe coating assets of Garneau, Inc., which transactions closed in October 2009, and the acquisition of our licensee in Singapore, which closed in January 2010.

For the fourth quarter of 2009, income from continuing operations, inclusive of restructuring charges and acquisition-related expenses, was $11.8 million, or $0.31 per diluted share, as compared to $10.3 million, or $0.37 per diluted share, in the fourth quarter of 2008.

For the full year of 2009, income from continuing operations, inclusive of restructuring charges and acquisition-related expenses, was $30.2 million, or $0.81 per diluted share, compared to $24.1 million, or $0.86 per diluted share, for the full year of 2008.  Excluding pre-tax $12.1 million ($8.7 million after-tax) of restructuring charges and acquisition-related expenses, income from continuing operations for the full year of 2009 would have been $38.9 million, or $1.04 per diluted share (non-GAAP).

The fourth quarter 2008 results were favorably impacted by a pre-tax $8.5 million settlement ($6.7 million net of legal and related costs) of a litigation matter with a former European licensee of the Insituform® process.  Offsetting this favorable impact were approximately $1.3 million in costs associated with a reduction in force during the quarter in connection with a restructuring of our North American and European operations and certain corporate support functions.  If these items were excluded, the Company would have reported income from continuing operations of $0.23 per diluted share for the fourth quarter of 2008, and $0.72 per diluted share for the full year of 2008 (non-GAAP).  Excluding the impacts of non-recurring items and acquisition-related expenses in 2009 and 2008, the improvement in income from continuing operations per diluted share in the fourth quarter was 78.3 percent, and in the full year was 44.4 percent (non-GAAP).

In the fourth quarter of 2009, discontinued operations reported a net loss of $0.1 million.  There were no material matters open with respect to discontinued operations as of December 31, 2009, and no material costs are anticipated in the future.

Fourth quarter net income was $11.7 million, or $0.30 per diluted share.  This compares to $9.7 million, or $0.34 per diluted share, for the fourth quarter of 2008.  For the full year of 2009, net income was $26.2 million, or $0.70 per diluted share, compared to net income of $21.6 million, or $0.77 per diluted share, for the full year of 2008.  Excluding pre-tax $12.1 million ($8.7 million after-tax) of restructuring charges and acquisition-related expenses, net income would have been $34.9 million, or $0.93 per diluted share (non-GAAP), for the full year of 2009.

Joe Burgess, President and Chief Executive Officer, commented, “Despite some extreme weather impacts and lower than expected contributions from Bayou, we were able to deliver one of the strongest quarters of earnings in Insituform’s history.  Excluding restructuring charges and acquisition-related expenses, we delivered $0.41 per diluted share from continuing operations.  For the year and excluding the same charges, we achieved $1.04 per diluted share, which is in line with our stated guidance from the beginning of the year.  We were able to achieve these strong results due to tremendous performance from our North American Sewer Rehabilitation operation, where gross profit margins topped 27.7 percent, the strongest in many years for this business.  We also experienced stronger performance from our European Sewer Rehabilitation operation, and improved contributions from Asia-Pacific Sewer Rehabilitation, and portions of our Energy and Mining segment.”

“Our North American Sewer Rehabilitation business has great momentum heading into 2010.  Gross profit margins have been steadily climbing due partially to lower resin and fuel costs, but improved project execution and increased manufacturing efficiencies have led the way. For the full year of 2009, North American Sewer Rehabilitation gross profit margin was above 25 percent for the first time in five years.  Due to continued cost optimization efforts, operating margins topped 10.8 percent for the year, and were 13.1 percent for the fourth quarter of 2009.  While backlog at December 31, 2009 was slightly below the record level from earlier in 2009, our bid table remains very robust, and we maintained virtually the same level of backlog as the third quarter, in a period typically down in the market.  We expect to see growth in the North American sewer market in 2010, as State budgets recover and stimulus dollars get funneled into the system.  We also believe that we can continue recent trends in operating margin expansion as a result of growth, cost control and improved project execution.”

“Our European Sewer Rehabilitation segment had its best quarter of the year in terms of revenues and profitability, excluding the restructuring charge.  As we announced in December 2009, we have enacted measures to put our European business on track to achieve stronger financial returns immediately.  We head into 2010 with strong backlog, and our prospects for growth in our realigned operating geographies, coupled with a focused strategy to sell tube to third parties throughout Europe, are very robust.”

“In Asia-Pacific, our revenues grew nicely as we began to see more throughput in India, coupled with growth in Australia and Hong Kong.  While our margin performance was not as strong as we would have liked in India for the quarter due to delays experienced on certain projects, we continued to improve our operating capability in the region.  With significant projects in Australia and Hong Kong, continued growth in India and our acquisition in January 2010 of our former Singapore licensee, we expect to maintain our growth momentum in 2010, and this business unit should deliver significant gains in year over year profits for our Company.”

“Our Water Rehabilitation segment experienced a small operating loss for the fourth quarter, but that does not tell the whole story for this business.  We made significant progress with respect to gaining market acceptance of InsituMain™ with a number of pilot projects performed during the quarter. We have gained momentum in the U.S marketplace, and we believe this business will make meaningful progress in 2010.”

“I am very pleased with the progress shown by our Energy and Mining business, particularly in terms of backlog growth.  At year-end 2009, we had record backlog in our United Pipeline Systems division of $57.3 million, and Bayou’s and Corrpro’s backlog remained steady, totaling $122.9 million.  The fourth quarter results for our Energy and Mining segment were improved as well, with Corrpro and United Pipeline Systems delivering their strongest results of the year.  Bayou also showed its best performance of the year, even though the financial results were negatively impacted by slower than anticipated production in pipe coatings, resulting from some isolated steel pipe issues.  We have shed excess costs across the entire energy and mining platform, and we have completed virtually all of our integration activities.  Even more important, we have solidified our management structure to manage this business as an integrated platform going into the new-year, which should enable us to take advantage of improving market conditions and larger-scale global opportunities and to market our full product and service offering to the energy and mining sector.”

“We made significant progress in 2009 in regard to establishing Insituform as a stronger and more consistently performing company.  As we finished 2009 with one of our strongest fourth quarters on record, we also have very solid backlog in each of our business units and solid momentum in the markets we serve.  We have a focused management team that believes that 2010 will be the best in Insituform’s history.  We anticipate that we will deliver between $1.45 and $1.55 in earnings per diluted share for the full year of 2010.  We are excited about our prospects and the potential for Insituform to deliver strong financial results.”

Consolidated revenues in the fourth quarter of 2009 were $213.8 million, a 55.8 percent increase over the fourth quarter of 2008.  Fourth quarter 2009 revenues included $21.2 million and $47.1 million in revenues from The Bayou Companies, Inc. (Bayou) and Corrpro, respectively.  Excluding Bayou and Corrpro revenues, consolidated revenues for the fourth quarter of 2009 would have been $145.5 million (non-GAAP), an $8.2 million, or 6.0 percent, increase from fourth quarter 2008 revenues.  This increase was primarily due to growth in our Asia-Pacific Sewer Rehabilitation and North American Sewer Rehabilitation segments, partially offset by lower revenues in our European Sewer Rehabilitation and Water Rehabilitation segments.  Revenues in our Asia-Pacific Sewer Rehabilitation segment increased $6.4 million, or 137.7 percent, compared to the fourth quarter 2008, primarily as a result of increased activity in India, along with the inclusion of revenues from our Hong Kong and Australia operations, as a result of the June 2009 acquisitions of the remaining 50 percent interest in these operations.  Revenues in our North American Sewer Rehabilitation segment increased by $12.6 million, or 15.2 percent, compared to the fourth quarter of 2008, primarily as a result of increased workable backlog in the fourth quarter of 2009.  Third-party product sales in our North American Sewer Rehabilitation segment were $2.5 million in the fourth quarter of 2009, compared to $3.4 million in the fourth quarter of 2008.   Revenues in 2008 included a significant order with respect to one large project.  Revenues in our European Sewer Rehabilitation segment declined $9.0 million, or 27.3 percent, quarter over quarter. This decrease was primarily reflective of continued market weakness in the United Kingdom.  In addition, we recorded $8.0 million in revenues for a litigation settlement in the fourth quarter of 2008.  Our Water Rehabilitation segment revenues decreased by $0.9 million, or 25.0 percent, for the fourth quarter of 2009, compared to the prior year quarter, due to lower levels of workable backlog as we continue the rollout of our InsituMain™ product line through pilot testing.  Energy and Mining segment revenues, exclusive of the impact of Bayou and Corrpro, declined $0.8 million, or 6.4 percent, from the fourth quarter of 2008, due principally to lower revenues in United Pipeline System’s Chilean operation, along with decreased activity in other international markets.

Consolidated gross profit for the fourth quarter of 2009 totaled $58.9 million, an increase of $19.5 million, or 49.6 percent from the same period in 2008.  This amount included $4.4 million and $14.4 million in gross profit contributed by Bayou and Corrpro, respectively, in the fourth quarter of 2009.  Excluding the impact of Bayou and Corrpro, gross profit was $40.1 million (non-GAAP), which represented an increase of $0.7 million, or 1.9 percent, compared to the prior year quarter, notwithstanding revenue declines in our United Pipeline System business and our European Sewer Rehabilitation segment.  Gross profit margins in our North American Sewer Rehabilitation segment increased to 27.7 percent in the fourth quarter of 2009, compared to 23.0 percent in the fourth quarter of 2008.  This dramatic increase was attributable to improved contracting execution and manufacturing efficiencies, along with continued lower resin and fuel costs.  In addition, gross profit margins were positively impacted by approximately $1.5 million due to favorable casualty self-insurance accruals as a result of recent safety performance.  Our European Sewer Rehabilitation segment experienced a decrease in gross profit margin rates year over year primarily due to the impact of the $8.0 million litigation settlement on prior year margins.  However, this performance was the strongest of any quarter in 2009, due to solid performance by our U.K. manufacturing operation and our contracting operations in The Netherlands and Switzerland.  Gross profit in our Asia-Pacific Sewer Rehabilitation segment increased substantially, principally as a result of the increase in revenues.  Gross profit margins in our Asia-Pacific Sewer Rehabilitation segment decreased primarily due to lower performance in India due to project delays, which caused cost inefficiencies.  Gross profit in our Water Rehabilitation segment increased by $0.2 million, even though revenues declined in the fourth quarter of 2009 compared to the fourth quarter of 2008.  This was primarily due to project performance issues experienced in 2008 on several projects in the United Kingdom.  Gross profit in our Energy and Mining segment, excluding the impact of the acquisitions of Bayou and Corrpro, improved by $0.6 million (non-GAAP) in the fourth quarter of 2009 from one year ago.    During the fourth quarter of 2009, Bayou had its best quarter of the year, as a result of increased revenue from its pipe coating operations.  However, revenues and profitability suffered as a result of slower than planned production caused by certain isolated pipe non-conformity issues.  Bayou contributed $4.4 million in gross profit during the fourth quarter of 2009.  Total gross profit for Corrpro during the fourth quarter of 2009 was $14.4 million, and Corrpro’s gross profit margin was strong at 30.5 percent.

Consolidated operating expenses for the fourth quarter of 2009 were $41.0 million and included $5.5 million (non-GAAP) of restructuring charges and acquisition-related expenses.  This was $15.8 million higher than the operating expenses incurred in the fourth quarter of 2008.  Excluding the $5.5 million of restructuring charges and acquisition-related expenses, operating expenses would have been $35.5 million (non-GAAP), which is $10.3 million higher than the same period last year.  Operating expenses in the fourth quarter of 2009 included $3.9 million and $8.9 million in operating expenses for Bayou and Corrpro, respectively.  Bayou’s and Corrpro’s operating expenses were $0.9 million lower than the third quarter of 2009, primarily as a result of cost reduction initiatives implemented during the second and third quarters of 2009.  Consolidated operating expenses in the fourth quarter of 2009, excluding the impacts of the restructuring charges and acquisition-related expenses and the operating expenses of Bayou and Corrpro, decreased by $2.5 million, or 9.9 percent, to $22.7 million compared to the fourth quarter of 2008 (non-GAAP).  This decrease was primarily the result of cost reduction measures implemented in our North American Sewer Rehabilitation and European Sewer Rehabilitation operations in late 2008 and during 2009, as well as the fact that 2008 operating expenses included $1.3 million of non-recurring expense related to the litigation settlement.

Consolidated operating income in the fourth quarter of 2009 was $17.9 million.  Excluding the restructuring charges and acquisition-related expenses and the results of Bayou and Corrpro, consolidated operating income (non-GAAP) was $17.4 million, a $3.2 million, or 23.0 percent, increase from the fourth quarter of 2008.

For the full year of 2009, consolidated revenues increased $190.2 million, or 35.4 percent, to $726.9 million from $536.7 million during the full year of 2008.  Gross profit increased $61.0 million, or 47.1 percent, to $190.6 million compared to the prior year.  Gross profit was primarily impacted by the addition of Corrpro and Bayou as well as the significant improvement in gross profit margins in our North American Sewer Rehabilitation segment due to improved project execution, manufacturing efficiencies and lower resin and fuel costs.  Gross profit and margins were also boosted by increased third-party product sales in North America.  Gross profit in our Asia-Pacific Sewer Rehabilitation segment increased substantially, principally as a result of the increase in revenues in India.  Gross profit in our Water Rehabilitation segment decreased by $1.5 million, primarily due to project performance issues on several projects that were completed during the year.  Gross profit in our Energy and Mining segment, excluding the impact of the acquisitions of Bayou and Corrpro, dropped by $3.8 million (non-GAAP) in 2009 from 2008, primarily due to the decline in revenues in our United Pipeline Systems business.  However, United Pipeline Systems’ gross profit margins improved to 34.2 percent in 2009 versus 30.1 percent in 2008, due primarily to favorable project execution in Canada.  Operating expenses increased $45.8 million, or 47.8 percent, to $141.5 million in 2009 compared to 2008.  This increase in operating expenses included $5.2 million (non-GAAP) of restructuring charges and $6.9 million of acquisition-related expenses.  In addition, 2009 operating expenses included $12.0 million and $29.3 million in operating expenses for Bayou and Corrpro, respectively.  Consolidated operating expenses in 2009, excluding the impacts of the restructuring charges and acquisition-related expenses and the operating expenses of Bayou and Corrpro, decreased by $7.7 million, or 8.0 percent, to $95.7 million compared to 2008 (non-GAAP) .  This decrease was primarily the result of the previously discussed cost reduction measures implemented in our North American Sewer Rehabilitation and European Sewer Rehabilitation operations.  These cost reduction efforts were partially offset by operating expense growth in our Asia-Pacific Sewer Rehabilitation segment due to ongoing growth initiatives.  Also, operating expenses for 2008 included approximately $1.7 million in expenses related to a proxy contest.  As a result of the foregoing, consolidated operating income increased $15.2 million, or 45.0 percent, to $49.1 million for 2009 compared to the prior year.

Excluding restructuring charges and acquisition-related expenses, income from continuing operations increased in 2009 by $14.9 million, or 61.7 percent, to $38.9 million, or $1.04 per diluted share (non-GAAP), from $24.1 million, or $0.86 per diluted share in 2008.

Total contract backlog decreased slightly to $463.4 million at December 31, 2009 compared to $467.7 million at September 30, 2009.

Contract backlog in our North American Sewer Rehabilitation segment at December 31, 2009 was $180.9 million, representing a decrease of $2.9 million, or 1.6 percent, compared to September 30, 2009.  However, contract backlog increased $30.1 million, or 20.0 percent, from December 31, 2008.  Orders were relatively strong during the fourth quarter of 2009, when market conditions for bidding are traditionally slower.

Contract backlog at December 31, 2009 in our European Sewer Rehabilitation segment decreased by $3.5 million, or 8.6 percent, to $37.2 million compared to $40.7 million at September 30, 2009, and increased by $12.0 million, or 47.6 percent, compared to $25.2 million at December 31, 2008.  While down from September 2009 levels, contract backlog in the segment remains at historic high levels.

Contract backlog in our Asia-Pacific Sewer Rehabilitation segment was $57.4 million at December 31, 2009 compared to $84.5 million at September 30, 2009, and $46.2 million at December 31, 2008. The decrease in contract backlog from September 2009 was due primarily to the exclusion of two projects in India previously won, but which are now being rebid by the customer.  Backlog remains very strong in Australia and Hong Kong after recent large project wins.  After year-end, the Company acquired its licensee in Singapore and has been successful in securing approximately $18.5 million in contract backlog.  In addition, the Company has received approximately $3.1 million in third-party tube sale orders in Singapore.  These contracts and orders are not included in December 31, 2009 backlog.

Water Rehabilitation contract backlog was $7.7 million at December 31, 2009, compared to $7.5 million at September 30, 2009 and $8.2 million at December 31, 2008.   During the fourth quarter of 2009, there was continued progress with respect to establishing the InsituMain™ product in the marketplace, through a number of pilot projects.  There are a number of new project orders, and additional pilot projects, that will be carried out in the first half of 2010, and prospects for orders are increasing.

Our Energy and Mining segment contract backlog was $180.2 million at December 31, 2009 compared to $151.2 million at September 30, 2009, a 19.2 percent increase.  Contract backlog for our United Pipeline Systems business increased to $57.3 million at December 31, 2009, an increase of $29.9 million from September 30, 2009, and $38.6 million from December 31, 2008.  This increase was primarily due to recent wins in Mexico and Australia, along with other incremental improvements in United Pipeline System’s primary geographies of the United States, Canada and Chile.  Contract backlog for Bayou was $67.8 million at December 31, 2009, which was up from $64.8 million at September 30, 2009, but down from $86.9 million at December 31, 2008 (prior to Company’s acquisition).  Market conditions are improving for all of Bayou’s primary businesses.  Corrpro’s contract backlog at December 31, 2009 was $55.1 million, down from $59.0 million at September 30, 2009, and down from $70.5 million at December 31, 2008 (prior to Company’s acquisition).  The backlog numbers for Bayou and Corrpro as of December 31, 2008 are not included in our Energy and Mining segment contract backlog as of such date as we did not own the companies at that date.  Business prospects are very robust for the entire Energy and Mining segment, and portions of the business that experienced significant weakness in 2009, are showing modest market recovery.

Unrestricted cash increased by $15.4 million, or 17.0 percent, in the fourth quarter of 2009 to $106.1 million from $90.7 million at September 30, 2009, principally as a result of improved net income and enhanced working capital management.  Unrestricted cash also increased by $6.7 million from December 31, 2008, notwithstanding approximately $24.4 million in cash used to acquire Bayou Companies on February 20, 2009 and Corrpro Companies on March 31, 2009.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and energy and mining piping systems and the corrosion protection of industrial pipelines.  More information about Insituform can be found on its internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 2, 2009 and in the Company’s subsequent quarterly reports on Form 10-Q ..  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Regulation G Statement

Insituform has presented certain information in this release excluding certain expense items that impacted income and diluted earnings per share. The (non-GAAP) earnings and guidance excludes one or more of the following: the earnings impact of the exclusion of restructuring charges and acquisition-related expenses or the exclusion of Bayou and Corrpro financial information.   Insituform management uses such non-GAAP information internally to evaluate financial performance for its operations, as the Company believes it allows it to more accurately compare the Company’s ongoing performance across periods.

Insituform®, the Insituform® logo, InsituMain™, United Pipeline Systems®, Bayou Companies™ and Corrpro® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:          Insituform Technologies, Inc.
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues	$ 213,806	$ 137,274	$ 726,866	$ 536,664
Cost of revenues	154,926	97,915	536,275	407,067
Gross profit	58,880	39,359	190,591	129,597
Operating expenses	36,716	25,221	130,555	95,715
Restructuring charges	4,025	–	4,025	–
Acquisition-related expenses	275	–	6,894	–
Operating income	17,864	14,138	49,117	33,882
Other income (expense):
Interest expense	(2,492)	(1,852)	(8,296)	(5,398)
Interest income	216	1,351	520	3,761
Other	768	690	1,423	1,627
Total other income (expense)	(1,508)	189	(6,353)	(10)
Income before taxes on income	16,356	14,327	42,764	33,872
Taxes on income	4,876	3,783	12,561	8,625
Income before equity in earnings (losses) of affiliated companies	11,480	10,544	30,203	25,247
Equity in earnings (losses) of affiliated companies, net of tax	489	(3)	1,192	(246)
Income before discontinued operations	11,969	10,541	31,395	25,001
Loss from discontinued operations, net of tax	(134)	(692)	(4,070)	(2,436)
Net income	11,835	9,849	27,325	22,565
Less: net income attributable to noncontrolling interests	(152)	(199)	(1,154)	(925)
Net income attributable to common stockholders	$ 11,683	$ 9,650	$ 26,171	$ 21,640

Earnings (loss) per share:
Basic:
Income from continuing operations	$ 0.31	$ 0.37	$ 0.81	$ 0.87
Loss from discontinued operations	(0.01)	(0.03)	(0.11)	(0.09)
Net income	$ 0.30	$ 0.34	$ 0.70	$ 0.78
Diluted:
Income from continuing operations	$ 0.31	$ 0.37	$ 0.81	$ 0.86
Loss from discontinued operations	(0.01)	(0.03)	(0.11)	(0.09)
Net income	$ 0.30	$ 0.34	$ 0.70	$ 0.77

Weighted average number of shares:
Basic	38,525,579	27,472,124	37,134,295	27,537,702
Diluted	39,010,750	28,106,210	37,513,527	28,179,931

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF INCOME RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share information)

		Excluded Charges
	Three Months Ended December 31, 2009	Acquisition Expenses	Europe Restructuring Charge	Corrpro Restructuring Charge	Results Excluding Charges	Three Months Ended December 31, 2008

Revenues	$ 213,806	$ –	$ –	$ –	$ 213,806	$ 137,274
Cost of revenues	154,926	–	–	–	154,926	97,915
Gross profit	58,880	–	–	–	58,880	39,359
Operating expenses	36,716	–	(1,217)	–	35,499	25,221
Restructuring charges	4,025	–	(3,349)	(676)	–	–
Acquisition-related expenses	275	(275)	–	–	–	–
Operating income	17,864	275	4,566	676	23,381	14,138
Other income (expense):
Interest expense	(2,492)	–	–	–	(2,492)	(1,852)
Interest income	216	–	–	–	216	1,351
Other	768	–	–	–	768	690
Total other income (expense)	(1,508)	–	–	–	(1,508)	189
Income before taxes on income	16,356	275	4,566	676	21,873	14,327
Taxes on income	4,876	79	1,190	256	6,401	3,783
Income before equity in earnings (losses) of affiliated companies	11,480	196	3,376	420	15,472	10,544
Equity in earnings (losses) of affiliated companies	489	–	–	–	489	(3)
Income before discontinued operations	11,969	196	3,376	420	15,961	10,541
Loss from discontinued operations, net of tax	(134)	–	–	–	(134)	(692)
Net income	11,835	196	3,376	420	15,827	9,849
Less income attributable to noncontrolling interests	(152)	–	–	–	(152)	(199)
Net income attributable to common stockholders	$ 11,683	$ 196	$ 3,376	$ 420	$ 15,675	$ 9,650

Earnings (loss) per share:
Basic:
Income from continuing operations	$ 0.31				$ 0.41	$ 0.37
Loss from discontinued operations	(0.01)				(0.01)	(0.03)
Net income	$ 0.30				$ 0.40	$ 0.34
Diluted:
Income from continuing operations	$ 0.31				$ 0.41	$ 0.37
Loss from discontinued operations	(0.01)				(0.01)	(0.03)
Net income	$ 0.30				$ 0.40	$ 0.34

Weighted average number of shares:
Basic	38,525,579				38,525,579	27,472,124
Diluted	39,010,750				39,010,750	28,106,210

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF INCOME RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share information)

		Excluded Charges
	Twelve Months Ended December 31, 2009	Acquisition Expenses	Europe Restructuring Charge	Corrpro Restructuring Charge	Results Excluding Charges	Twelve Months Ended December 31, 2008

Revenues	$ 726,866	$ –	$ –	$ –	$ 726,866	$ 536,664
Cost of revenues	536,275	–	–	–	536,275	407,067
Gross profit	190,591	–	–	–	190,591	129,597
Operating expenses	130,555	–	(1,217)	–	129,338	95,715
Restructuring charges	4,025	–	(3,349)	(676)	–	–
Acquisition-related expenses	6,894	(6,894)	–	–	–	–
Operating income	49,117	6,894	4,566	676	61,253	33,882
Other income (expense):
Interest expense	(8,296)	–	–	–	(8,296)	(5,398)
Interest income	520	–	–	–	520	3,761
Other	1,423	–	–	–	1,423	1,627
Total other income (expense)	(6,353)	–	–	–	(6,353)	(10)
Income before taxes on income	42,764	6,894	4,566	676	54,900	33,872
Taxes on income	12,561	2,005	1,190	256	16,012	8,625
Income before equity in earnings (losses) of affiliated companies	30,203	4,889	3,376	420	38,888	25,247
Equity in earnings (losses) of affiliated companies	1,192	–	–	–	1,192	(246)
Income before discontinued operations	31,395	4,889	3,376	420	40,080	25,001
Loss from discontinued operations, net of tax	(4,070)	–	–	–	(4,070)	(2,436)
Net income	27,325	4,889	3,376	420	36,010	22,565
Less income attributable to noncontrolling interests	(1,154)	–	–	–	(1,154)	(925)
Net income attributable to common stockholders	$ 26,171	$ 4,889	$ 3,376	$ 420	$ 34,856	$ 21,640

Earnings (loss) per share:
Basic:
Income from continuing operations	$ 0.81				$ 1.05	$ 0.87
Loss from discontinued operations	(0.11)				(0.11)	(0.09)
Net income	$ 0.70				$ 0.94	$ 0.78
Diluted:
Income from continuing operations	$ 0.81				$ 1.04	$ 0.86
Loss from discontinued operations	(0.11)				(0.11)	(0.09)
Net income	$ 0.70				$ 0.93	$ 0.77

Weighted average number of shares:
Basic	37,134,295				37,134,295	27,537,702
Diluted	37,513,527				37,513,527	28,179,931

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues:
North American Sewer Rehabilitation	$ 95,369	$ 82,802	$ 354,418	$ 340,296
European Sewer Rehabilitation	23,926	32,912	85,993	112,225
Asia-Pacific Sewer Rehabilitation	11,102	4,670	33,256	10,129
Water Rehabilitation	2,781	3,708	11,521	13,447
Energy and Mining	80,628	13,182	241,678	60,567
Total revenues	$ 213,806	$ 137,274	$ 726,866	$ 536,664

Gross profit:
North American Sewer Rehabilitation	$ 26,431	$ 19,031	$ 91,346	$ 75,436
European Sewer Rehabilitation	6,420	15,292	22,774	31,228
Asia-Pacific Sewer Rehabilitation	2,650	1,240	9,032	2,938
Water Rehabilitation	289	53	254	1,745
Energy and Mining	23,090	3,743	67,185	18,250
Total gross profit	$ 58,880	$ 39,359	$ 190,591	$ 129,597

Operating income (loss):
North American Sewer Rehabilitation	$ 12,513	$ 3,428	$ 38,357	$ 15,341
European Sewer Rehabilitation (1)	(3,125)	8,752	(1,005)	7,664
Asia-Pacific Sewer Rehabilitation	1,012	919	3,419	1,639
Water Rehabilitation	(207)	(881)	(2,578)	(1,658)
Energy and Mining(2)	7,671	1,920	10,924	10,896
Total operating income	$ 17,864	$ 14,138	$ 49,117	$ 33,882
          _______________

(1)
  Operating income in 2009 for the European Sewer Rehabilitation segment included $4.6 million in reorganization expenses, which consisted of employee severance and lease cancellation costs, along with write-downs of certain assets as a result of the exit from various markets.

(2)	Operating income in 2009 for the Energy and Mining segment included $6.9 million of acquisition-related expenses associated with the acquisitions of Bayou, Corrpro and Bayou Perma-Pipe Canada.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)

Backlog	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
(in millions)
North American sewer rehabilitation	$ 180.9	$ 183.8	$ 206.8	$ 160.4	$ 150.8
European sewer rehabilitation	37.2	40.7	40.9	26.1	25.2
Asia-Pacific sewer rehabilitation (1)	57.4	84.5	60.9	40.1	46.2
Water rehabilitation	7.7	7.5	7.7	8.9	8.2
Energy and Mining (2)	180.2	151.2	146.1	153.2	18.7
Total	$ 463.4	$ 467.7	$ 462.4	$ 388.7	$ 249.1

(1)
 Contract backlog for our Asia-Pacific Sewer Rehabilitation segment includes backlog for our recently acquired interests in our joint ventures in Hong Kong and Australia of $12.4 million and $34.0 million, respectively, at December 31, 2009, $13.9 million and $35.1 million, respectively, at September 30, 2009, and $17.7 million and $6.9 million, respectively at June 30, 2009.  Contract backlog for these operations were not included prior to June 30, 2009, as they were not consolidated operations.

(2)
Contract backlog for our Energy and Mining segment includes backlog of our recently acquired Bayou and Corrpro businesses of $67.8 million and $55.1 million, respectively, at December 31, 2009, $64.8 million and $59.0 million, respectively, at September 30, 2009, $66.8 million and $64.5 million, respectively, at June 30, 2009 and $76.7 million and $62.2 million, respectively, as of March 31, 2009.  Such operations were not part of our company as of
December 31, 2008.

Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

Insituform Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2009 and 2008
(In thousands, except share information)

	December 31, 2009	December 31, 2008

Assets
Current assets
Cash and cash equivalents	$ 106,064	$ 99,321
Restricted cash	1,339	1,829
Receivables, net	147,835	97,257
Retainage	22,656	21,380
Costs and estimated earnings in excess of billings	64,821	37,224
Inventories	32,125	16,320
Prepaid expenses and other assets	27,604	37,637
Current assets of discontinued operations	1,189	13,704
Total current assets	403,633	324,672
Property, plant and equipment, less accumulated depreciation	148,435	71,423
Other assets
Goodwill	180,506	122,961
Identified intangible assets, less accumulated amortization	78,311	10,353
Investments in affiliated companies	27,581	6,769
Deferred income tax assets	11,203	3,190
Other assets	8,827	4,095
Total other assets	306,428	147,368
Non-current assets of discontinued operations	4,283	5,843

Total Assets	$ 862,779	$ 549,306

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$ 146,702	$ 97,593
Billings in excess of costs and estimated earnings	12,697	9,596
Current maturities of long-term debt, line of credit and notes payable	12,742	938
Current liabilities of discontinued operations	339	1,541
Total current liabilities	172,480	109,668
Long-term debt, less current maturities	101,500	65,000
Deferred income tax liabilities	31,449	–
Other liabilities	12,849	2,831
Non-current liabilities of discontinued operations	979	818
Total liabilities	319,257	178,317

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued and outstanding 38,933,944 and 27,977,785	389	280
Additional paid-in capital	242,563	109,235
Retained earnings	286,787	260,616
Accumulated other comprehensive income (loss)	8,313	(2,154)
Total stockholders’ equity before noncontrolling interests	538,052	367,977
Noncontrolling interests	5,470	3,012
Total equity	543,522	370,989

Total Liabilities and Equity	$ 862,779	$ 549,306

Insituform Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008
(In thousands)

	2009	2008
Cash flows from operating activities:
Net income	$ 27,325	$ 22,565
Loss from discontinued operations	(4,070)	(2,436)
Income from continuing operations	31,395	25,001
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	28,440	17,307
(Gain) loss on sale of fixed assets	641	(1,607)
Equity-based compensation expense	4,839	4,474
Deferred income taxes	3,994	2,780
Dividends received from equity investments, net of equity earnings	1,345	–
Patent expense	(2,705)	–
Other	(3,998)	(2,178)
Changes in operating assets and liabilities:
Restricted cash	567	354
Receivables net, retainage and costs and estimated earnings in excess of billings	(19,363)	(9,921)
Inventories	954	635
Prepaid expenses and other assets	8,991	(11,104)
Accounts payable and accrued expenses	491	12,629
Net cash provided by operating activities of continuing operations	55,591	38,370
Net cash provided by operating activities of discontinued operations	6,162	1,558
Net cash provided by operating activities	61,753	39,928

Cash flows from investing activities:
Capital expenditures	(21,837)	(15,022)
Proceeds from sale of fixed assets	1,855	1,786
Purchase of remaining interests in Hong Kong and Australian joint ventures	(278)	–
Purchase of Garneau, Inc. assets	(11,346)	–
Proceeds from net foreign investment hedges	6,818	–
Purchase of Bayou and Corrpro, net of cash acquired	(209,714)	–
Net cash used in investing activities of continuing operations	(234,502)	(13,236)
Net cash provided by investing activities of discontinued operations	798	1,339
Net cash used in investing activities	(233,704)	(11,897)

Cash flows from financing activities:
Proceeds from issuance of common stock	128,969	887
Additional tax (benefit) expense from stock option exercises recorded in additional paid-in capital	29	(16)
Proceeds from notes payable	2,637	2,582
Principal payments on notes payable	(4,159)	(2,742)
Investments from noncontrolling interests	4,107	–
Purchase of noncontrolling interests in Insituform Linings	(3,979)	–
Dividend paid to noncontrolling interest	(959)	–
Principal payments on long-term debt	(7,500)	–
Proceeds from long-term debt	53,700	–
Net cash provided by financing activities	172,845	711
Effect of exchange rate changes on cash	5,849	(8,382)
Net increase in cash and cash equivalents for the period	6,743	20,360
Cash and cash equivalents, beginning of year	99,321	78,961
Cash and cash equivalents, end of year	$ 106,064	$ 99,321